Exhibit 10.27
December 28, 2010
Rick Smith
8231 Vista De Valle Dr.
Scottsdale, AZ 85255
Dear Rick:
On or about February 22, 2010 you entered into an Employment Agreement with Marix Servicing LLC (“Marix”) to act as Marix’s President and Chief Executive Officer. Effective November 1, 2010, 100% of the ownership interests of Marix were acquired by Walter Investment Management Corp. (“WIMC” and collectively with Marix, the “Companies”). In connection with WIMC’s acquisition of ownership of Marix, you and WIMC have agreed to terminate the February 22, 2010 Employment Agreement and enter into a new agreement as set forth herein (the “Agreement”) pursuant to which you will continue to be employed by Marix. You will also take on the title of Vice President of Servicing of WIMC. This Agreement is intended to set forth the terms of your employment and will be the sole obligation of the Companies with respect to your employment, superseding any and all provisions of any other agreement or arrangement you might have with Marix, including, without limitation, your Employment Agreement dated February 22, 2010 and with respect to any employee profits interests which you acknowledge having relinquished pursuant to a separate agreement with Marix and/or its former owners prior to the sale of Marix to WIMC. The term of this Agreement shall continue until the close of business on December 31, 2011 (the “Term”). Thereafter, the Term shall automatically extend annually for one year terms (any then current period of extension being referred to as the Term) unless (a) at least 30 days prior to the end of a Term either party provides the other with written notice that the Term will not automatically extend, or (b) the Agreement is otherwise terminated as provided herein. While employed during the Term, you agree to devote, during normal business hours during business days, your full time and efforts to advancing the Companies’ interests. Any capitalized terms not defined herein shall have the definition set forth in the Appendix hereto.
1.	You shall hold the titles of Vice President of Servicing for WIMC and President and Chief Executive Officer of Marix. You shall report to and serve at the direction of WIMC’s President and Chief Operating Officer. In your capacity as Vice President of Servicing for WIMC and President and Chief Executive Officer of Marix you will (i) exercise all authorities and responsibilities customarily associated with the position of an executive officer of companies of the respective size and nature of WIMC and Marix; (ii) perform the duties attendant to such offices and such additional duties as WIMC’s President and COO may from time to time reasonably assign; (iii) comply with the general policies, standards and regulations of the Companies, and perform such duties with fidelity and to the best of your ability. Except as otherwise specifically set forth in this Agreement, these duties may be changed at the discretion of WIMC’s President and COO.
www.walterinvestment.com

2. During the Term of this Agreement your annual compensation package will be as follows:
(a)	Base Salary

Effective January 1, 2011, your Base Salary will be $275,000 per year, which will be subject to annual review and increase (but not decrease) to the extent deemed appropriate by the Compensation Committee and paid in accordance with the payroll practices of Marix, as they may change from time to time.

(b)	Bonus

Your annual target bonus will be, at a minimum, 60% of your Base Salary, or $165,000 at your 2011 Base Salary, with the potential to increase your bonus to a maximum of 120% of your Base Salary (i.e., $330,000 at your 2011 Base Salary) subject to increase as your Base Salary increases; provided, however, that the actual amount of your bonus will be dependent upon the achievement of annual financial and other goals of Marix and/or WIMC, as well as the accomplishment of any individual objectives, each as established annually by the WIMC President and COO (the actual bonus awarded in any given year, which may be greater or less than your target bonus is referred to herein as your “Annual Bonus” for that year). Except as provided in sections 6(a), (b) and (d) below, to be eligible to receive any Annual Bonus, you must be employed through the end of the year for which the bonus is payable (the “Bonus Year”). The bonus for a Bonus Year will be payable to you during the next following year (the “Bonus Payment Year”) immediately upon the closing of WIMC’s books for the Bonus Year, but not later than March 15 of the Bonus Payment Year (the “Bonus Payment Date”). For purposes of clarification, the foregoing bonus provision shall not apply to the 2010 calendar year for which you have received your bonus, in part from the prior owners of Marix and in part from WIMC under a separate arrangement. Your first bonus under this Agreement shall be payable in 2012.

(c)	Benefits
(i)	You will be entitled to receive from the Companies prompt reimbursement for all reasonable out-of-pocket business expenses incurred by you in the performance of your duties hereunder, in accordance with the most favorable policies, practices and procedures of the Companies relating to reimbursement of business expenses incurred by the Companies’ managers, officers or employees in effect at any time during the 12 month period preceding the date you incur the expenses; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.

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(ii)	Participation in the Companies’ group life and health insurance benefit programs generally applicable to executives and in accordance with their terms, as they may change from time to time.

(iii)	Participation in any retirement plan generally applicable to salaried employees at Marix as it may change from time to time and in accordance with its terms. Your eligibility to participate will be consistent with the requirements of ERISA.

(iv)	Participation in WIMC’s long-term incentive plan(s) in effect from time to time. For 2011, your annual long-term incentive opportunity will have a targeted economic value equal to, at a minimum, $125,000. Thereafter, the annual economic value shall be determined by the Compensation Committee. The components of any award and the methodology for determining the economic value shall be as provided in the plan(s) or otherwise as determined by the Compensation Committee in its discretion.

(v)	Twenty days of paid time off (“PTO”) to be used each year in accordance with Marix’s PTO policy, as it may change from time to time. Notwithstanding the foregoing, in the event that in the future Marix adopts a vacation or other similar policy consistent with that of WIMC, you will receive vacation pursuant to such policy that is consistent with that of other WIMC executives.

(vi)	Your Benefits under this Agreement, including grants to you under WIMC’s long-term incentive plan(s), will be subject to periodic review by the Compensation Committee.
(d)	Recapitalization

Any equity award agreement will provide that in the event of any change in the capitalization of WIMC such as a stock spilt or a corporate transaction such as a merger, consolidation, separation or otherwise, the number and class of the equity awarded shall be equitably adjusted by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.
3.	It is agreed and understood that your employment with Marix is to be at will, and either you or Marix may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other; nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you for any period of time.

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4.	You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment hereunder, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Companies, which result from or are suggested by any work you may do for the Companies, or which result from use of the Companies’ premises or the Companies or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Companies. You hereby assign to the Companies your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that the Companies may reasonably request.

5.	As an inducement to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services, and there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

6.	In the event of a termination or cessation of your employment with Marix for any reason, the sole rights and obligations of the Companies in connection with your termination shall be those provided under the relevant provision below.
(a)	In the event of your death or Retirement during the Term, Marix or WIMC, as the case may be, will pay to you, your beneficiaries or your estate, as the case may be, as soon as practicable after your death or Retirement (with the exception of subsection (iii) below which will be paid in the Bonus Payment Year), (i) the unpaid Base Salary through the date of your death or Retirement, plus payment of any bonus amount payable to you (as determined by the Compensation Committee) in respect of any bonus period ended prior to your termination of employment (collectively, the “Compensation Payments”), (ii) for any accrued but unused PTO, or the equivalent, to the extent and in the amounts, if any, provided under the Marix’s usual policies and arrangements (the “PTO Payment”), and (iii) the Annual Bonus, in respect of the fiscal year in which your termination occurs (which shall be in an amount that is consistent with other executives of the Companies of your level), multiplied by (x) the number of days prior to your termination during such fiscal year, divided by (y) 365 (the “Prorated Bonus”).

(b)	In the event you suffer a Disability Marix may terminate your employment on written notice thereof, and Marix or WIMC, as the case may be, will pay you (i) amounts payable pursuant to the terms of any applicable disability insurance policy or similar arrangement (if any) that the Companies maintain, (ii) the Compensation Payments, (iii) the PTO Payment and (iv) the Prorated Bonus.

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(c)	In the event your employment is terminated by Marix for Cause or by you other than as a result of Constructive Termination, Disability, Retirement, or death, you will be paid (i) unpaid Base Salary through the date of your termination, plus (ii) the PTO Payment. You will be entitled to no other compensation, except as otherwise due to you under applicable law or the terms of any applicable plan or program. You will not be entitled, among other things, to the payment of any unpaid bonus payments in respect of any period prior to your termination of employment.

(d)	(i) In the event you are subjected to Involuntary Termination other than for Cause, Disability or death, or you terminate your employment as a result of Constructive Termination (subject to the provisions of Subsection (iv), below), Marix or WIMC, as the case may be, will (x) pay to you the Compensation Payments, the PTO Payment, and the Prorated Bonus, (y) continue to pay your Base Salary then in effect and Annual Bonus (which shall be in an amount that is consistent with other executives of the Companies of your level), for a period of 6 months after your termination (the “Severance Period”), paid in the same periodic installments as such Base Salary, and during the same Bonus Payment Year (as the case may be) as you would have been paid had you remained on Marix’s ordinary payroll during such period; and (z) continued participation in benefits, to the extent the plans allow, until the earlier of the 6-month anniversary of the termination date or until you are eligible to receive comparable benefits from subsequent employment or government assistance.

(ii) The severance described in the preceding subsection (d)(i) shall (y) continue for the Severance Period regardless of how much time remains in the then current Term of this Agreement; i.e., there shall be no adjustment, up or down, to the amount of severance regardless of the amount of time remaining in the then current Term at the time of termination; and (z) be offset by any income and/or benefits that you receive for services rendered to any third party during the Severance Period.

(iii) Regarding your Annual Bonus, by way of example, should you be terminated on September 30, 2011, you will be paid the Prorated Bonus for the year in which you were terminated (which is equal to the Annual Bonus for such year prorated for the period from January 1, 2011 through September 30, 2011), plus the balance of the Bonus for 2011 (i.e., the Annual Bonus for the first three months of your 6 month severance period), plus three months of the Annual Bonus for 2012 (the Annual Bonus for the remaining 3 months of the 6 month severance period) which would be paid in 2013.

(iv) In order to be entitled to the severance set forth in this Subsection 6(d) in the event of Constructive Termination, you must provide written notice, including details describing the basis of your claim, to WIMC’s President and COO within 60 days of the occurrence of the event(s) giving rise to a claim of Constructive Termination and the Companies will have 30 days to remedy any non-compliance. In the event the

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Companies fail or are unable to remedy any non-compliance, the effective date of your termination of employment shall be 90 days from the date WIMC’s President and COO received notice, unless otherwise agreed by you and WIMC’s President and COO. Should you fail to provide the foregoing notice, you will thereafter be barred from receiving benefits based upon the events giving rise to the claim.

(e)	Payment of the amounts set forth in this Section 6 shall survive the termination of this Agreement by WIMC for so long as you continue to be employed by the Companies; i.e., in the event that WIMC should terminate the Agreement at the end of any Term as provided in the Preamble to this Agreement, and should you nonetheless continue your employment with the Companies, and thereafter any of the circumstances set forth in Sections 6(a)-(d) occur, you will be entitled to receive the amounts set forth in this Section 6 as the circumstances provide. However, in the event that you terminate this Agreement at the end of any Term, payment of the amounts set forth in this Section 6 shall not survive such termination.

(f)	Payment of the severance set forth in Sections 6(a), (b) and (d) is subject to your execution, delivery and non-revocation of the release attached hereto as Appendix 2 within 30 days following the termination of your employment, and your resignation, effective as of the date of your termination of employment, as an officer and/or director of WIMC, Marix or any of its subsidiaries or affiliates.

(g)	The COBRA election period will not commence until the expiration of the Severance Period.

(h)	The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other calendar year. Your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Payment will be provided only if the filing of the claim for payment and completion of the reimbursement payment can reasonably be completed by the end of the calendar year following the year in which the expense is incurred.

(i)	Treatment of Grants of Equity — Any grants of equity that you may receive subsequent to the date of this Agreement, and the disposition of such awards in the event of the occurrence of any of the circumstances set forth in subsections (a) — (d) above, shall be subject to the terms and conditions of the plan(s) or program(s) under which the awards are granted; provided, however, that to the extent not inconsistent with such plan(s) or program(s), any such awards will provide that, in the event of termination pursuant to (i) subsections (a) or (b) above, or as a result of Constructive Termination, all outstanding equity awards will immediately vest, or (ii) subsection (c) or (d) above, other than as a result of Constructive Termination, all unvested awards will be forfeited, subject to the discretion of the Compensation Committee to vest some or all of such awards. In the event of a Change of Control, you will not have the right to terminate your employment, other than as otherwise permitted in this Agreement;

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however, upon such Change of Control, all unvested equity will immediately vest and all restrictions on any stock awarded shall lapse.

(j)	To be entitled to severance benefits under this section you must terminate employment from Marix. For this purpose, your termination of employment must be considered a “separation from service” within the meaning of Code §409A(a)(2)(A)(i) and any guidance or regulations issued thereunder.
7.	Non-Compete. It is understood and agreed that in the course of your employment you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Companies that result in the creation of customer goodwill. Therefore, following the termination of employment under this Agreement for any reason and continuing for a period of 6 months from the date of such termination, so long as the Companies or any affiliate, successor or assign thereof is in the real estate investment trust, mortgage servicing business, insurance agency or like business within the Restricted Area, unless the Board of Directors approves an exception, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:
a.	Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Companies or any corporation controlling, controlled by, under common control with, or otherwise related to the Companies, including but not limited to Walter Investment Management Corp., Marix Servicing LLC, Hanover Capital Mortgage Holdings, Inc., Walter Mortgage Company, or any other affiliated companies; or

b.	Hire away any personnel of the Companies or its affiliated entities, and/or entice any such persons to leave the employ of the Companies or its affiliated entities without the prior written consent of the Companies.
8.	Non-Disparagement. Following the termination of employment under this Agreement for any reason and continuing for so long as the Companies or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:
a.	Make any statements or announcements or permit anyone to make any public statements or announcements concerning your termination with the Companies or their affiliated entities, or

b.	Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Companies or its affiliated entities.

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9.	You acknowledge and agree that you will respect and safeguard the Companies’ property, trade secrets and confidential information. You acknowledge that the Companies’ electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Companies’ business and that such systems and data exchanged or stored thereon are the Companies’ property. In the event that you leave the employ of the Companies, you will not disclose any of the Companies’ trade secrets or confidential information you acquired while an employee of the Companies to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

10.	If any of the Companies’ financial statements are required to be restated due to errors, omissions, fraud, or misconduct, the Board of Directors may, in its sole discretion but acting in good faith, direct that the Companies’ recover all or a portion of any past or future compensation from you with respect to any fiscal year for which the financial results are negatively affected by such restatement. For purposes of this paragraph, errors, omissions, fraud, or misconduct may include and is not limited to circumstances where the Companies have been required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, as enforced by the SEC, and the Board of Directors has determined in its sole discretion that you had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Companies, or you personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur.

11.	You and the Companies intend that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In the event that any provision of this Agreement is determined by you or the Companies to not comply with Code Section 409A, the Companies shall fully cooperate with you to reform the Agreement to correct such noncompliance to the extent permitted under any guidance, procedure, or other method promulgated by the Internal Revenue Service now or in the future that provides for such correction as a means to avoid or mitigate any taxes, interest, or penalties that would otherwise be incurred by you on account of such non-compliance. If the Companies reasonably determine that any payment or benefit due under this Agreement, or any other amount that may become due to you after termination of employment, is subject to Code Section 409A, and also determines that you are a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, upon your termination of employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to you or on your behalf earlier than six months after the date of your termination of employment (or, if earlier, your death) if such payment would violate the provisions of Code Section 409A and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after your termination of employment (or, if earlier, one day after your death). For this purpose, you will be considered a “specified employee” if you are employed by an employer that has its stock publicly traded on an established securities market or certain related entities have their stock traded on an established securities market

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and you are a “key employee”, with the exact meaning of “specified employee”, “key employee” and “publicly traded” defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder. Notwithstanding the above, the WIMC hereby retains discretion to make determinations regarding the identification of “specified employees” and to take any necessary corporate action in connection with such determination.

12.	You acknowledge and agree that you have read this letter agreement carefully, have been advised to consult with an attorney regarding its contents, and that you fully understand the same.

13.	It is agreed and understood that this acceptance letter shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Companies. This Agreement will be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws. Any dispute over the terms and conditions or application of this Agreement shall be resolved through binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”). The arbitration will be heard by one arbitrator to be chosen as provided by the rules of the AAA and shall be held in Tampa, Florida. If you prevail in the dispute, the Companies will pay your reasonable fees and costs in connection with the matter (including attorneys fees). Whether you have prevailed or not shall be determined by the arbitrator, or if the arbitrator declines to determine whether or not you have prevailed, you will be deemed to have prevailed if, in the case of monetary damages you receive in excess of 50% of what you demanded. Notwithstanding the foregoing, in the event of a breach or threatened breach of the provisions of sections 7-9, the party that is in breach or in threatened breach acknowledges and agrees that the other party will suffer irreparable harm that is not subject to being cured with monetary damages and that the Companies shall be entitled to injunctive relief in a state court of the State of Florida.
Signature Page to Follow

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If the terms contained within this letter are acceptable, please sign one of the enclosed copies and return it to me.
Very truly yours,
Walter Investment Management Corp.
By: Charles Cauthen
       President and COO
ACCEPTANCE
I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same. I approve and accept the terms set forth above as governing my employment relationship with the Companies.
Signature  ____________________________ Date _____________

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APPENDIX 1
DEFINITIONS
“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Annual Bonus” shall have the meaning set forth in Section 2(b) to this Agreement.
“Base Salary” shall have the meaning set forth in Section 2(a) of this Agreement.
“Benefits” shall be those benefits set forth in section 2(c) of this Agreement.
“Board of Directors” shall mean the Board of Directors of WIMC.
“Bonus Payment Date” shall have the meaning set forth in Section 2(b) to this Agreement.
“Bonus Payment Year” shall have the meaning set forth in Section 2(b) to this Agreement.
“Bonus Year” shall have the meaning set forth in Section 2(b) to this Agreement.
“Cause” shall mean (A) conviction of, or plea of guilty or nolo contendere to, a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of Marix and/or WIMC, or (B) conviction of, or plea of guilty or nolo contendere to, any other felony which is materially injurious to the Companies or their respective reputations or which compromises your ability to perform your job function, and/or act as a representative of the Companies, or (C) a willful failure to attempt to substantially perform your duties (other than any such failure resulting from your Disability), after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Companies believe that you have not attempted to substantially perform such duties, and you have failed to remedy the situation, to the extent possible, within fifteen (15) business days of such written notice from the Companies or such longer time as may be reasonably required to remedy the situation, but no longer than forty-five (45) calendar days. For purposes of this definition, no act or failure to act on your part shall be considered to be Cause if done, or omitted to be done, by you in good faith and with the reasonable belief that the action or omission was in the best interests of, or were not, in fact, materially detrimental to, the Companies or their subsidiaries. The decision to terminate your employment for Cause, to take other action or to take no action in response to such occurrence shall be in the sole and exclusive discretion of the Board of Directors. If the Board of Directors terminates your employment for Cause, Marix shall deliver written notice of such termination to you, which notice shall include the factual basis for your termination, and such termination shall be effective immediately upon service of such written notice.
“Change of Control” shall mean a change of ownership of, a change in the effective control of , or a change in the ownership of a substantial portion of the assets of (a) WIMC or (b) Marix, in each case, within the meaning of Treas. Reg. 1.409A-3(i)(5). For purposes of clarification, a Change of Control of Marix shall not include any change of control or ownership of Marix or its assets subsequent to which Marix or its successors remain a direct or indirect subsidiary of or under the control of WIMC, including, without limitation a merger of Marix into any other WIMC controlled business.

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“Companies” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Compensation Committee” shall mean the Compensation and Human Resources Committee of Walter Investment Management Corp.
“Compensation Payment” shall have the meaning set forth in Section 6(a) to this Agreement.
“Constructive Termination” shall mean, without your written consent: (a) a material failure of the Companies to comply with the provisions of this agreement, (b) a material diminution of your position (including status, offices, title and reporting relationships), duties or responsibilities or pay, (c) any purported termination of your employment other than for Cause, or (d) the forced relocation of your primary job location more than 50 miles from Marix’s Phoenix, Arizona location; provided however, that any isolated, insubstantial or inadvertent change, condition, failure or breach described under subsections (a) — (d) above which is not taken in bad faith and is remedied promptly after the actual receipt of notice from you as provided in section 6(d) shall not constitute Constructive Termination. For purposes of this Agreement, a material diminution in pay or responsibility shall not be deemed to have occurred if: (i) the amount of your bonus fluctuates due to performance considerations under the Companies’ executive incentive plan or other incentive plan applicable to you and in effect from time to time, (ii) you are transferred to a position of comparable responsibility, status, title, office and compensation within the Companies, (iii) you experience a reduction in salary that is relatively comparable to reductions imposed upon all senior executives in the Companies, (iv) you no longer hold a title and/or your duties are reduced in connection with the sale of all or substantially all of the business or assets of a subsidiary or business unit of the Companies, whether or not you are employed by or provide services to such business or unit; or (v) the Companies terminate this Agreement at the end of any Term, provided that your employment is not also terminated and you are not then or thereafter subjected to an event which would otherwise constitute Constructive Termination. To be entitled to severance benefits on the basis of Constructive Termination the event causing Constructive Termination must not be implemented for the purpose of avoiding the restrictions of the Code Section 409A restrictions.
“Developments” shall have the meaning set forth in Section 4 to this Agreement.
“Disability” shall mean (a) your inability or failure to perform your duties hereunder for a period of ninety (90) consecutive days or a total of one hundred twenty (120) days during any twelve (12) month period due to any physical or mental illness or impairment, or (b) a determination by a medical doctor chosen by the Companies to the effect that you are substantially unable to perform your duties hereunder due to any physical or mental illness or impairment.
“Involuntary Termination” shall mean your termination from employment due to the independent exercise of unilateral authority by the Companies to terminate your services, other than due to your implicit or explicit request, where you are willing and able to continue performing services. The determination of whether a termination of employment is involuntary is based on all the facts and circumstances. Any reference in this Agreement to “termination of employment” shall mean “separation from service” within the meaning of Treas. Reg. 1.409A-1(h).
“Prorated Bonus” shall have the meaning set forth in Section 6(a) to this Agreement.

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“PTO” shall have the meaning set forth in Section 2(c)(v) to this Agreement.
“PTO Payment” shall have the meaning set forth in Section 6(a) to this Agreement.
“Restricted Area” shall mean the mortgage servicing business in which the Companies compete at the time of your separation anywhere in the United States of America.
“Retirement” shall mean, your voluntary termination of employment after such time as either, you have reached the age of 60, or the sum of your age and years of service with the Companies exceeds 70; provided that, in either case, you provide the Companies with at least 6 months written notice of your intention to retire, or such lesser time as the Companies may agree. For purposes of this definition, your years of service shall include years served with any predecessor or successor companies to the Companies.
“Severance Period” shall have the meaning set forth in Section 6(d)(i).
“Term” shall have the meaning set forth in the introductory paragraph to this Agreement.

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APPENDIX 2
SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
     This Separation Agreement and General Release of Claims (“Release”) is entered into by and between Walter Investment Management Corp., and its subsidiaries, predecessors, successors, assigns, affiliates, insurers and related entities, (hereinafter collectively referred to as “Employer”) and ___________________ (hereinafter “Employee”). In consideration for the mutual promises set forth below, Employer and Employee agree as follows:
     1. Employer and Employee are parties to a contract of employment (“Employment Contract”) to which this Release has been attached and incorporated by reference. Employee’s employment with Marix Servicing LLC has been terminated and, pursuant to the terms of the Employment Contract, Employee must execute this Release in order to receive the severance set forth in the Employment Contract.
     2. In consideration for the promises and covenants set forth in the Employment Contract and this Release, including, specifically but without limitation, the general release set forth in paragraph 3 below, Employee will be paid [insert the severance set forth in the appropriate subsection of section 6 of the Employment Contract]. Payments to Employee will be made at such times as are set forth in the Employment Contract.
     3. Employee agrees, on behalf of himself, and his heirs, successors in interest and assigns that, except as specifically provided herein, Employee will not file, or cause to be filed, any charges, lawsuits, or other actions of any kind in any forum against Employer and/or its officers, directors, employees, agents, successors and assigns and does hereby further release and discharge Employer and its officers, directors, employees, agents, successors and assigns from any and all claims, causes of action, rights, demands, and obligations of whatever nature kind or character which you may have, known or unknown, against them (including those seeking equitable relief) alleging, without limitation, breach of contract or any tort, legal actions under title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1966, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act of 1938, as amended, the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”) (except to the extent claims under the ADEA arise after the date on which this Release is signed by Employee), the Americans with Disability Act, the Civil Rights Act of 1991, or any State, Federal, or local law concerning age, race, religion, national origin, handicap, or any other form of discrimination, or any other State, Federal, or common law or regulation relating in any way to, Employee’s employment with Employer or Employee’s separation from the Employer, including any and all future claims, except claims arising in connection with rights and obligations under this Release or as specifically provided in paragraph 4 or 6 below. Employee further agrees to waive and release any claim for damages occurring at any time after the date of this Release because of any alleged continuing effect of any alleged acts or omissions involving Employee and/or Employer which occurred on or before the date of this Release.
     4. Notwithstanding anything contained in this Release to the contrary, the general release set forth in paragraph 3 shall not apply to any claims under any equity, option or other Employer

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incentive plan or award, which shall be governed by the terms and conditions of such plan(s) or award.
     5. This Release shall not in any way be construed as an admission by Employer or Employee that they have acted wrongfully with respect to each other or that one party has any rights whatsoever against the other or the other released parties.
     6. Employee and Employer specifically acknowledge the following:
a.	Employee does not release or waive any right or claim which Employee may have which arises after the date of this Release.

b.	In exchange for this general release, Employee acknowledges that Employee has received separate consideration beyond that which Employee is otherwise entitled to under Employer’s policy or applicable law.

c.	Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq.

d.	Employee has twenty-one (21) days to consider this Release.

e.	Employee has seven (7) days to revoke this Release after acceptance. However, no consideration will be paid until after the revocation of the acceptance period has expired. Additionally, for the revocation to be effective, Employee must give written notice of Employee’s revocation to Employer’s General Counsel.
     7. Should Employee breach any provision of this Release, the Employer’s obligation to continue to pay the consideration set forth herein shall cease and Employer shall have no further obligation to Employee. All other terms and conditions of this Release, including, but not limited to, the general release in paragraph 3 shall remain in full force and effect. Should Employer breach any provision of this Release, the Employee’s obligations hereunder shall cease and Employee shall have no further obligations pursuant to this Release.
     8. Employer and Employee agree that in the event it becomes necessary to enforce any provision of this Release, the prevailing party in such action shall be entitled to recover all their costs and attorneys’ fees, including those associated with appeals.
     9. This Release shall be binding upon Employer, Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employer and the other released parties and their successors and assigns.
     10. Employee and Employer acknowledge that this Release and the Employment Contract shall be considered as one document and that, except as set forth herein and therein, including without

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limitation the provisions of paragraphs 4 and 6 of this Release, any and all prior understandings and agreements between the parties to this Release with respect to the subject matter of this Release and/or the Employment Contract are merged into the Employment Contract and this Release, which fully and completely expresses the entire understanding of the parties with respect to the subject matter hereof and thereof.
     11. Should any provision of this Release be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.
     12. This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

[EMPLOYEE NAME]	WALTER INVESTMENT MANAGEMENT CORP.

By:
Date:		Name Printed:
Title:
Date:

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